Exhibit 12(b)


                                                               November 30, 2001



CDC Nvest Jurika & Voyles Relative Value Fund
CDC Nvest Funds Trust I
399 Boylston Street
Boston, MA 02116

Jurika & Voyles Value+Growth Fund
Jurika & Voyles Fund Group
P.O. Box 9291
Boston, MA 02205-8562

Dear Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of November 16, 2001 between CDC Nvest Funds Trust I (the "Acquiring Trust"), a Massachusetts business trust, on behalf of CDC Nvest Jurika & Voyles Relative Value Fund ("New Fund"), and Jurika & Voyles Fund Group (the "Target Trust"), a Delaware business trust, on behalf of Jurika & Voyles Value+Growth Fund ("Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Closing Date"), pursuant to which New Fund will acquire substantially all of the assets of Fund in exchange for shares of beneficial interest in New Fund (the "New Fund Shares") and the assumption by New Fund of all of the liabilities of Fund following which the New Fund Shares received by Fund will be distributed by Fund to its shareholders in liquidation and termination of Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(f) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Fund are redeemable at net asset value at each shareholder's option. Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     New Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of New Fund are redeemable at net asset value at each shareholder's option.

     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy relating to the Transaction (including the items incorporated by reference therein), and such other items as we have deemed necessary to

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render this opinion. In addition,  you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

(i)      The Transaction will constitute a reorganization within the meaning of
         Section 368(a) of the Code, and New Fund and Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) No gain or loss will be recognized by New Fund upon the receipt of the assets of Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund;

(iii) The basis in the hands of New Fund of the assets of Fund transferred to New Fund in the Transaction will be the same as the basis of such assets in the hands of Fund immediately prior to the transfer;

(iv) The holding periods of the assets of Fund in the hands of New Fund will include the periods during which such assets were held by Fund;

(v) No gain or loss will be recognized by Fund upon the transfer of Fund's assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund, or upon the distribution of New Fund Shares by Fund to its shareholders in liquidation;

(vi) No gain or loss will be recognized by Fund shareholders upon the exchange of their Fund shares for New Fund Shares;

(vii) The aggregate basis of New Fund Shares a Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Fund shares exchanged therefor;

(viii) A Fund shareholder's holding period for his or her New Fund Shares will be determined by including the period for which he or she held the Fund shares exchanged therefor, provided that he or she held such Fund shares as capital assets; and

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(ix)     New Fund will succeed to and take into account the items of Fund described in Section 381(c) of the Code. New Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy/Prospectus Statement of New Fund and Fund. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                               Very truly yours,

                                                               /s/ Ropes & Gray

                                                               Ropes & Gray

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